Exhibit 99.2
EQUITY PURCHASE AGREEMENT
BY
AND
BETWEEN
AVERA MCKENNAN
as Buyer
AND
SFHM, INC.
as Seller
Dated as of August 27, 2010

i

LIST OF SCHEDULES

Schedule 1.1A	Net Working Capital
Schedule 2.6	Allocation Schedule
Schedule 4.2	Required Approvals for Buyer
Schedule 5.1	Outstanding Corporate Approvals
Schedule 5.2	Securities Contracts
Schedule 5.3	Required Approvals and Permits for Seller, the Acquired Company, the Management Company and HHSD
Schedule 5.4	Outstanding Rights
Schedule 5.10	Management Company Contracts
Schedule 5.13	Historical Financial Information
Schedule 5.16	Changes
Schedule 5.17	Permitted Encumbrances
Schedule 5.18	Taxes
Schedule 6.3	Third-Party Consents
Schedule 7.2	Operating Covenants
Schedule 10.7	Terminated Insurance
Schedule 10.8(a)	Discontinued Contracts
Schedule 10.8(b)	MC Plans
Schedule 12.18	Persons with Knowledge
LIST OF EXHIBITS

Exhibit A	Transition Services Agreement

EQUITY PURCHASE AGREEMENT
     THIS EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 27, 2010 by and between AVERA MCKENNAN, a South Dakota nonprofit corporation (“Buyer”), and SFHM, INC., a South Dakota corporation (“Seller”).
W I T N E S S E T H:
     WHEREAS, Seller owns 100% of the outstanding membership interests in West 69th, LLC, a South Dakota limited liability company (the “Acquired Company”), which, in turn, owns 100% of the capital stock (the “Management Interest”) in Sioux Falls Hospital Management, Inc., a North Carolina corporation, (the “Management Company”).
     WHEREAS, the Management Company owns a 33.3% membership interest (the “Hospital Interest”) in Heart Hospital of South Dakota, LLC, a North Carolina limited liability company (“HHSD”), which, in turn, owns and operates Avera Heart Hospital of South Dakota located in Sioux Falls, South Dakota (the “Hospital”).
     WHEREAS, Buyer desires to purchase from Seller and Seller desires to sell to Buyer all of Seller’s membership interest in the Acquired Company (the “Equity Interest”) upon the terms and subject to the conditions set forth in this Agreement.
     NOW, THEREFORE, for and in consideration of the premises, and the agreements, covenants, representations and warranties hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are forever acknowledged and confessed, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Definitions. As used herein the terms below shall have the following meanings:
     “AAA” has the meaning set forth in Section 12.3(b).
     “Acquired Company” has the meaning set forth in the recitals hereto.
     “Additional Financial Statements” has the meaning set forth in Section 7.4.
     “Affiliate” means, as to the Person in question, any Person that directly or indirectly controls, is controlled by, or is under common control with, the Person in question and any successors or assigns of such Person; and the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through ownership of voting securities, by Contract or otherwise; provided that, with respect to the Seller and the Acquired Company, “Affiliate” shall not include any direct or indirect equityholder, officer or director of MC or MedCath nor any other member of HHSD other than the Management Company.
     “Agreement” means this Agreement, as amended or supplemented, together with all Exhibits and Schedules attached or delivered with respect hereto or expressly incorporated herein by reference.
     “Applicable Rate” means the “prime rate” as quoted in the “Money Rates” section of The Wall Street Journal on the Closing Date.
     “Approval” means any approval, authorization, consent, notice, qualification or registration, or any extension, modification, amendment or waiver of any of the foregoing, of or from, or any notice, statement, filing or other communication to be filed with or delivered to, any Governmental Entity.
     “Assets” has the meaning set forth in Section 2.6.
     “Available Cash” means the amount of cash held by HHSD as of the Closing Date; plus (ii) the amount by which Net Working Capital as of the Closing Date exceeds the Target NWC, if applicable; less (iii) the amount by which Net Working Capital as of the Closing Date is less than the Target NWC, if applicable.
     “Baseline Balance Sheet” has the meaning set forth in Section 5.13(a).
     “Baseline Balance Sheet Date” means June 30, 2010.
     “Buyer” has the meaning set forth in the Preamble hereto.
     “Change in Control Transaction” means (i) a transaction in which a Person is or becomes the beneficial owner, directly or indirectly, of securities of MC representing fifty percent (50%) or more of the total voting power represented by MC’s then outstanding voting securities; (ii) a merger or consolidation in which MC is a party and in which the equityholders of MC before such merger or consolidation do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting equity interest of the Person that survives or results from such merger or consolidation; or (iii) a sale or disposition by MC or its Affiliates of all or substantially all of MC’s assets or those of its Affiliates existing as of the date hereof (excluding the Equity Interest, the Management Interest and the Hospital Interest) either to a single or multiple buyers thereof. Notwithstanding the foregoing, in no event shall the acquisition of voting securities by one or more Persons (even if such offering represents 50% or more of the total voting power represented by MC’s then outstanding voting securities) in a public offering constitute a Change in Control Transaction.
     “Closing” has the meaning set forth in Section 3.1.

     “Closing Balance Sheet” means the balance sheet of HHSD as of the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP (except as provided in Schedule 5.13), applied on a basis consistent with the Baseline Balance Sheet.
     “Closing Date” has the meaning set forth in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
     “Confidentiality Agreement” has the meaning set forth in Section 12.8.
     “Contract” means any binding written or oral contract, commitment, instrument, lease, or other arrangement or agreement.
     “Conversion” has the meaning set forth in Section 7.6.
     “Effective Time” has the meaning set forth in Section 12.5.
     “Encumbrance” means any claim, charge, easement, encumbrance, conditional sales agreement, right of first refusal, option, encroachment, security interest, mortgage, lien, pledge or restriction, whether imposed by Contract, Law, equity or otherwise.
     “Equity Interest” has the meaning set forth in the recitals hereto.
     “Exhibits” means the exhibit(s) to this Agreement.
     “Final Available Cash Calculation” means a calculation of the Available Cash as of the Closing Date.
     “Final Cash Purchase Price” means an amount equal to (i) Twenty Million Dollars $20,000,000.00 plus (ii) Seller’s Share of Final Available Cash.
     “Final NWC Calculation” means a calculation of the Net Working Capital as of the Closing Date. The Final NWC Calculation shall be prepared using the same policies, methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A. For the avoidance of doubt, the accounting policies, assumptions and methodologies used for determining the obsolescence of medical supplies inventory and the accrual of bad debt reserves shall be the same as used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A.
     “FIRPTA” means the Foreign Investment Real Property Tax Act of 1980, as amended, and the rules and regulations promulgated thereunder.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, as modified as described in Schedule 5.13 and applied by HHSD consistently throughout the periods involved and in accordance with HHSD’s prior practices and policies.
     “Governmental Entity” means any government or any agency, bureau, board, directorate, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “HHSD” has the meaning set forth in the recitals hereto.
     “Historical Financial Information” has the meaning set forth in Section 5.13.
     “Hospital” has the meaning set forth in the recitals hereto.
     “Hospital Interest” has the meaning set forth in the recitals hereto.
     “Identified Liabilities” means an amount equal to, if any (i) 100% of federal income taxes due or payable by the Acquired Company or the Management Company with respect to tax periods ending prior to and including the Closing Date, plus (ii) 33.3% of any South Dakota sales tax due from HHSD with respect to tax periods ending prior to and including the Closing Date which was not paid when due.
     “Indebtedness” means, without duplication, all liabilities and obligations, contingent or otherwise, of HHSD: (i) in respect of borrowed money (whether secured or unsecured), (ii) evidenced by bonds, notes, debentures or similar instruments, or (iii) for the payment of money relating to a capitalized lease obligation.
     “Interim Available Cash Calculation” means a calculation of the Available Cash as of the Interim Balance Sheet Date.
     “Interim Balance Sheet” means the balance sheet of HHSD as of the Interim Balance Sheet Date. The Interim Balance Sheet shall be prepared in accordance with GAAP (except as provided in Section 5.13), applied on a basis consistent with the Baseline Balance Sheet.
     “Interim Balance Sheet Date” means the most recently ended calendar month prior to the Closing Date for which financial statements are available for HHSD.
     “Interim Cash Purchase Price” means an amount equal to (i) Twenty Million Dollars $20,000,000.00 plus (ii) Seller’s Share of Interim Available Cash.
     “Interim NWC Calculation” means a calculation of the Net Working Capital as of the Interim Balance Sheet Date. The Interim NWC Calculation shall be prepared using the same methodologies and assumptions used in connection with the preparation of the determination of Net Working Capital set forth on Schedule 1.1A.
     “Law” means any constitutional provision, statute, ordinance or other law, rule, regulation or order of any Governmental Entity.

     “Management Company” has the meaning set forth in the recitals hereto.
     “Management Company Contract” has the meaning set forth in Section 5.10.
     “Management Interest” has the meaning set forth in the recitals hereto.
     “Material Adverse Effect” shall mean any fact, circumstance, event, change, effect, condition or occurrence that, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, property, financial condition or results of operations of the Acquired Company, the Management Company or HHSD, as applicable, in the aggregate, or its material assets, taken as a whole; provided, however, that any adverse effect arising out of, resulting from or attributable to any of the following shall not constitute or be deemed to contribute to a Material Adverse Effect, and otherwise shall not be taken into account in determining whether a Material Adverse Effect has occurred: (i) a fact, circumstance, event, change, effect or occurrence, or series of such items, to the extent affecting (A) global, national or regional economic, business, regulatory, market or political conditions or national or global financial markets, including changes in interest or exchange rates or (B) the healthcare industry generally, (ii) the negotiation, execution or the announcement of, or the performance of obligations under, this Agreement, the Schedules or the other documents contemplated by this Agreement or the consummation of the transactions contemplated hereby, (iii) any changes or any proposed changes in Law or GAAP or the enforcement or interpretation thereof, (iv) any actions expressly permitted to be taken pursuant to this Agreement or taken with the specific written consent of or at the written request of Buyer, (v) earthquakes, hurricanes, or other natural disasters or acts of God, (vi) any hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (vii) any failure to meet internal or published projections, estimates or forecasts of revenues, earnings, or other measures of financial or operating performance for any period or (viii) the implementation of the Patient Protection and Affordable Care Act.
     “MC” means MedCath Corporation, a Delaware corporation.
     “MedCath” means MedCath Incorporated, a North Carolina corporation.
     “Net Working Capital” means, as of the date of determination, an amount equal to the following with respect to HHSD, in each instance as determined in accordance with GAAP, consistently applied: (a) the sum of the amounts reflected in the entries (or line items) on the applicable balance sheet entitled (i) “Total Accounts Receivable”; (ii) “Medical Supplies Inventory”; and (iii) “Prepaid Expenses and Current Other Assets” less (b) the sum of all the amounts reflected in the entries (or line items) on the applicable balance entitled (i) “Accounts Payable”; (ii) “Accrued Salaries and Bonuses”; and (iii) “Other Accrued Liabilities”. “Medical Supplies Inventory” shall be comprised of medical supplies used or useful in respect of the Hospital, with obsolete items written off. For avoidance of doubt, the parties agree that the amounts reflected in the entries (or line items) on the applicable balance sheet entitled “Guaranteed Reserve Asset”, if applicable, and “Guaranteed Reserve Liability”, if applicable, shall not be considered in determining Net Working Capital. The Net Working Capital as of May 31, 2010 is set forth on Schedule 1.1A.
     “Outside Date” has the meaning set forth in Section 10.1(a)(ii).
     “Outstanding Expenses” has the meaning set forth in Section 8.4.
     “Permit” means any license or permit required to be issued by any Governmental Entity.
     “Permitted Encumbrances” means any of the following: (i) any lien for taxes not yet due and payable, (ii) any existing lease obligations, (iii) all Encumbrances that do not materially interfere with the operations or real property of HHSD in a manner consistent with the current use by HHSD or materially adversely impact the marketability of the real property of HHSD, and (iv) all Encumbrances set forth on Schedule 5.17.
     “Person” means an association, a corporation, a limited liability company, an individual, a partnership, a limited liability partnership, a trust or any other entity or organization, including a Governmental Entity.
     “Schedules” means the disclosure schedules to this Agreement.
     “Securities Act” means the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.
     “Seller” has the meaning set forth in the Preamble hereto.
     “Seller’s Share of Final Available Cash” means the Management Company’s percentage ownership interest in HHSD (33.3%) multiplied by the Final Available Cash Calculation.
     “Seller’s Share of Interim Available Cash” means the Management Company’s percentage ownership interest in HHSD (33.3%) multiplied by the Interim Available Cash Calculation.
     “Target NWC” means Net Working Capital (as defined herein) equal to Two Million Five Hundred Thousand Dollars ($2,500,000), provided that if the Closing Date is after September 30, 2010, the Target NWC shall be adjusted as set forth in Section 2.4(b).
     “Transition Services Agreement” has the meaning set forth in Section 10.6.
     1.2 Interpretation. In this Agreement, unless the context otherwise requires:
     (a) references to this Agreement are references to this Agreement and to the Exhibits and Schedules;

     (b) references to Articles and Sections are references to articles and sections of this Agreement;
     (c) references to any party to this Agreement shall include references to its respective successors and permitted assigns;
     (d) references to a judgment shall include references to any order, writ, injunction, decree, determination or award of any court or tribunal or arbitrator in a binding arbitration;
     (e) the terms “hereof,” “herein,” “hereby,” and derivative or similar words will refer to this entire Agreement;
     (f) references to any document (including this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced by the parties from time to time;
     (g) unless the context requires otherwise, references to any Law are references to that Law as of the Closing Date, and shall also refer to all rules and regulations promulgated thereunder;
     (h) the word “including” (and all derivations thereof) shall mean including, without limitation;
     (i) references to time are references to Central Standard or Daylight time (as in effect on the applicable day) unless otherwise specified herein;
     (j) the gender of all words herein include the masculine, feminine and neuter, and the number of all words herein include the singular and plural;
     (k) provisions of this Agreement shall be interpreted in such a manner so as not to inequitably benefit or burden any party through “double counting” of assets or liabilities or failing to recognize benefits that may result from any matters that impose losses or burdens on any party, including in connection with the determination of the Final Cash Purchase Price and the calculation of losses on casualty claims;
     (l) the terms “date hereof,” “date of this Agreement” and similar terms shall mean the date set forth in the opening paragraph of this Agreement; and
     (m) the section headings and subheadings in this Agreement and the Schedules are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or the express description of the Schedules.
     1.3 Schedules. Buyer and Seller hereby acknowledge and agree as follows:

     (a) the Schedules and any disclosures made in or by virtue of them are integral parts of this Agreement as if fully set forth in this Agreement and all statements appearing therein shall be deemed to be representations;
     (b) the fact that any items of information are contained in the Schedules shall not be construed as an admission of liability under any applicable law, or to mean that such information is required to be disclosed in or by this Agreement, or to mean that such information is material. Such information shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality” or any similar qualification in the Agreement. Nothing in the Schedules constitutes an admission of any liability or obligation of Seller, the Acquired Company or the Management Company to any third party, nor an admission against Seller’s interest; and
     (c) items disclosed on one particular Schedule relating to one section of the Agreement are deemed to be constructively disclosed or listed on other Schedules relating to other sections of the Agreement to the extent it is reasonably apparent on the face of such other Schedules that such disclosure is applicable to such other Schedules.
ARTICLE 2
SALE AND PURCHASE
     2.1 Transfer of Equity interest. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell and transfer the Equity Interest to Buyer, and Buyer will purchase from Seller, the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type except as otherwise provided by this Agreement.
     2.2 Purchase Price. Subject to the terms and conditions hereof, in reliance on the representations and warranties herein set forth and as consideration for the sale and purchase of the Equity Interest, Buyer shall pay to Seller an amount equal to the Final Cash Purchase Price in the manner set forth in Sections 2.3 through 2.5.
     2.3 Interim Cash Purchase Price.
     (a) At least five (5) days prior to the Closing Date, Seller shall deliver to Buyer (i) the Interim Balance Sheet and (ii) the Interim NWC Calculation. Based upon such exchange of information, the parties shall determine, calculate, and agree, in writing, upon the Interim Cash Purchase Price.
     (b) On the Closing Date, Buyer shall wire transfer an amount equal to the Interim Cash Purchase Price in immediately available federal funds to an account designated by Seller in writing at least two (2) days prior to Closing. The amount of the Interim Cash Purchase Price will be further and finally adjusted and settled after Closing as provided in Section 2.5.

     2.4 Final Cash Purchase Price and Adjustment to Target NWC.
     (a) Not more than forty-five (45) days after the Closing Date, Seller shall deliver to Buyer (i) the Closing Balance Sheet and (ii) the Final NWC Calculation. Subject to Section 2.5, based upon such exchange of information, the parties shall determine, calculate and agree, in writing, upon the Final Cash Purchase Price.
     (b) In the event that the Closing Date is after September 30, 2010, then after September 30, 2010 but prior to the Closing Date, Seller shall prepare and present to Buyer a revised Target NWC amount which shall be based upon the same methodology, assumptions and polices used to determine the Target NWC as set forth in the definition herein of “Target NWC”, which revised Target NWC shall be subject to Buyer’s consent, not to be unreasonably withheld. The revised Target NWC as determined hereunder shall then constitute the “Target NWC” for all purposes under this Agreement.
     2.5 Dispute of Adjustments/Reconciliation of Final Cash Purchase Price. Within thirty (30) days after the date on which Buyer has received the information to be provided by Seller pursuant to Section 2.4(a), Buyer shall, in a written notice to Seller, either accept or describe in reasonable detail any proposed adjustments to the calculations exchanged and the reasons therefor, and shall include pertinent calculations. If Buyer fails to deliver notice of acceptance or objection to such calculations within such thirty (30) day period, then Buyer shall be deemed to have accepted the calculations presented by Seller. In the event that Buyer and Seller are not able to agree on the Final Cash Purchase Price within thirty (30) days from and after the receipt by Seller of any objections raised by Buyer, Buyer and Seller shall each have the right to require that such disputed determination be submitted to such independent certified public accounting firm as Buyer and Seller may then mutually agree upon in writing for computation or verification in accordance with the provisions of this Agreement. The results of such accounting firm’s report shall be binding upon Buyer and Seller, and such accounting firm’s fees and expenses for each disputed determination shall be borne equally by the parties. Appropriate payment shall be made by Buyer or Seller, as appropriate, by wire transfer of immediately available federal funds promptly upon (and in all events within three (3) business days after) agreement between Seller and Buyer on the Final Cash Purchase Price or determination of the Final Cash Purchase Price in accordance with this Section as follows: either (i) Buyer shall pay Seller the amount by which the Final Cash Purchase Price exceeds the Interim Cash Purchase Price or (ii) Seller shall pay Buyer the amount by which the Interim Cash Purchase Price exceeds the Final Cash Purchase Price. At all reasonable times following delivery by Seller of the information and calculations required by Section 2.4(a), Seller shall make available to Buyer and its agents all books and records of Seller and the Acquired Company related to the determination of the Interim Cash Purchase Price and the Final Cash Purchase Price, including all accounting work papers and journal entries underlying the determination of the Interim Cash Purchase Price and the Final Cash Purchase Price or any component thereof. Any amounts due under this Section 2.5 shall bear interest from the Closing Date until paid at a rate equal to the Applicable Rate per annum.
     2.6 Allocation of Purchase Price. Buyer and Seller agree that the purchase and sale of the membership interests contemplated by this agreement is, for federal income tax purposes treated as if the Seller sold all the assets of the Management Company (the “Assets”) to the Buyer. The purchase price for the Assets shall be allocated in accordance with Code Section 1060, and in the manner set forth in Schedule 2.6 (the “Allocation Schedule”) and the parties shall allocate the purchase price for the Management Company’s Hospital Interest among the 33.3% of HHSD’s assets that the Management Company indirectly owns. Buyer and Seller agree that the Allocation Schedule shall reflect, or be amended to reflect, any post-closing adjustments determined under Article 2 or otherwise pursuant to this Agreement. Buyer and the Seller shall, and shall cause their respective Affiliates to, (a) prepare and file all tax returns (including amended tax returns and claims for refund) in all respects and for all purposes in a manner consistent with the Allocation Schedule (and agreed amendments thereto) to the extent permitted by Law, and (b) take no position with respect to taxes that is contrary to or inconsistent with the Allocation Schedule (and agreed amendments thereto), including in any audits or examinations by any taxing authority or any other proceeding. Buyer and the Seller shall cooperate in the timely filing of any forms (including IRS Form 8594) with respect to such allocation, including any amendments to such forms required with respect to any adjustment to the purchase price pursuant to the Agreement. If the allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify the other party hereto, and consult with such other party and keep it apprised of developments concerning the resolution of such dispute. Notwithstanding any other provisions of this Agreement, the foregoing agreement shall survive the Closing without limitation.
ARTICLE 3
CLOSING
     3.1 Closing. Subject to the satisfaction or waiver by the appropriate party of all the conditions precedent to Closing specified in Articles 8 and 9, the consummation of the sale and purchase of the Equity Interest and the other transactions contemplated by and described in this Agreement (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, Suite 4700, 100 North Tryon Street, Charlotte, North Carolina 28202, not later than the fifth (5th) business day after the conditions set forth in Articles 8 and 9 have been satisfied or waived or at such other date and/or at such other location as the parties hereto may mutually designate in writing (the “Closing Date”). The parties shall use commercially reasonable efforts to cause the conditions set forth in Articles 8 and 9 to be satisfied so that the Closing will occur on September 30, 2010.
     3.2 Actions of Buyer at Closing. At the Closing and unless otherwise waived in writing by Seller, Buyer shall deliver to Seller the following:
     (a) An amount equal to the Interim Cash Purchase Price by wire transfer of immediately available funds to an account or accounts designated by Seller;
     (b) Copies of resolutions duly adopted by the board of directors of Buyer, authorizing and approving Buyer’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and of full force and effect as of Closing, by the appropriate officers of Buyer;
     (c) A certificate of Buyer certifying that the conditions set forth in Sections 8.1 and 8.3 have been satisfied;
     (d) Certificates of incumbency for the respective officers of Buyer executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (e) Certificates of existence and good standing of Buyer from its state of organization dated the most recent practical date prior to Closing;
     (f) The Transition Services Agreement, duly executed by Buyer; and
     (g) Such other instruments and documents Seller reasonably deems necessary to effect the transactions contemplated hereby.
     3.3 Actions of Seller at Closing. At the Closing and unless otherwise waived in writing by Buyer, Seller shall deliver to Buyer the following:
     (a) An executed instrument of assignment and assumption transferring the Equity Interest to Buyer;
     (b) Copies of resolutions duly adopted by Seller authorizing and approving Seller’s performance of the transactions contemplated hereby and the execution and delivery of this Agreement and the documents described herein, certified as true and in full force and effect as of Closing by the appropriate officer(s) of Seller;
     (c) A certificate of Seller certifying that the conditions set forth in Section 9.1 and Section 9.4 have been satisfied;
     (d) Certificates of incumbency for the officers of Seller executing this Agreement and any other document contemplated herein dated as of the Closing Date;
     (e) Certificates of existence and good standing of Seller, the Acquired Company and the Management Company from their respective states of organization dated the most recent practical date prior to Closing;
     (f) The Transition Services Agreement, duly executed by Seller;
     (g) A FIRPTA certificate, executed by Seller, certifying Seller’s U.S. taxpayer identification number and that Seller is not a foreign Person, within the meaning of Section 1445 of the Code; and

     (h) Such other instruments and documents as Buyer reasonably deems necessary to effect the transactions contemplated hereby.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Buyer represents and warrants to Seller the following:
     4.1 Organization, Qualification and Capacity. Buyer is a non-profit corporation duly organized and validly existing in good standing under the Laws of the State of South Dakota. The execution and delivery by Buyer of this Agreement and the documents described herein, the performance by Buyer of its obligations under this Agreement and the documents described herein and the consummation by Buyer of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary actions on the part of Buyer, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     4.2 Powers; Consents; Absence of Conflicts With Other Agreements, Etc. The execution, delivery and performance of this Agreement and the documents described herein by Buyer and the consummation by Buyer of the transactions contemplated by this Agreement and documents described herein, as applicable:
     (a) are not in contravention or violation of the terms of the certificate of incorporation, limited partnership agreement, operating agreement or similar governing document of Buyer;
     (b) except as set forth on Schedule 4.2, do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Buyer or any of its Affiliates; and
     (c) will not conflict in any material respect with, nor result in any material breach or contravention of, any material Contract to which Buyer is a party or by which Buyer is bound.
     4.3 Binding Agreement. This Agreement and all documents to which Buyer or any of its Affiliates will become a party hereunder are and will constitute the valid and legally binding obligations of Buyer and/or such Affiliates and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.

     4.4 Sufficient Resources. Buyer has sufficient financial resources, and at the Closing Buyer will possess sufficient funds, to permit Buyer to deliver the Interim Cash Purchase Price in accordance with Section 2.3 and the Final Cash Purchase Price in accordance with Section 2.5, subject to satisfaction of the conditions precedent to Buyer’s obligations to close the transactions contemplated by this Agreement.
     4.5 Litigation. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer that has or would reasonably be expected to have a material adverse effect on the ability of Buyer to perform this Agreement or any aspect of the transactions contemplated hereby.
     4.6 Buyer Acknowledgements.
     (a) Buyer has: (i) such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the transactions contemplated by this Agreement, including the purchase of the Equity Interest; (ii) the ability to bear the economic risk in connection with the consummation of the transactions contemplated by this Agreement, including a complete loss of future revenue related to the Equity Interest; and (iii) been furnished with and has had access to such information as it has considered necessary to make a determination to execute, deliver and perform its obligations hereunder.
     (b) The decision of Buyer to purchase the Equity Interest has been (i) made voluntarily and of its own accord, based upon, (A) the extensive knowledge and experience of Buyer in financial and business matters relating to owning and operating general acute care hospitals, (B) consultations with advisors of Buyer, and (C) its investigation of the business, assets, risks and prospects of the Acquired Company, the Management Company and HHSD and (ii) made without relying on any statement (whether oral or written), or any representation or warranty of, Seller or any Affiliate, officer or director of Seller, other than the representations and warranties expressly contained in this Agreement and the other Contracts executed at the Closing in connection herewith. As of the date hereof, Buyer has no knowledge of any facts or circumstances which constitute or are reasonably likely to constitute a breach of the representations and warranties of Seller set forth in Article 5 of this Agreement.
     (c) Buyer is acquiring the Equity Interest for its own account and not with a view to its distribution within the meaning of the Securities Act.
     4.7 Statements True and Correct. This Agreement and the Schedules prepared by Buyer do not include, as of the date hereof and as of the Closing Date, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Buyer not misleading.
     4.8 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE SCHEDULES), BUYER MAKES NO EXPRESS OR IMPLIED

REPRESENTATION OR WARRANTY, AND BUYER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER
     As of the date hereof and as of the Closing Date (except to the extent any of the following speaks as of a specific date, such as the date hereof), Seller represents and warrants to Buyer the following:
     5.1 Organization, Qualification and Capacity of Seller. Seller is a corporation duly organized and in existence under the Laws of the State of South Dakota. Except as set forth on Schedule 5.1, the execution and delivery by Seller of this Agreement and the documents described herein, the performance by Seller of its obligations under this Agreement and the documents described herein and the consummation by Seller of the transactions contemplated by this Agreement and the documents described herein have been duly and validly authorized and approved by all necessary corporate actions on the part of Seller, none of which actions have been modified or rescinded and all of which actions remain in full force and effect.
     5.2 Capitalization.
     (a) Seller will be on the Closing Date the record and beneficial owner and holder of the Equity Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type. Seller owns 100% of the membership interest of the Acquired Company. The Equity Interest has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth on Schedule 5.2, there are no Contracts relating to the issuance, sale, or transfer, of any equity securities or other securities of the Acquired Company.
     (b) The Acquired Company will be on the Closing Date the record and beneficial owner and holder of the Management Interest, free and clear of all Encumbrances, charges, claims, or restrictions of any type. The Management Interest has been duly authorized and validly issued and is fully paid and nonassessable. Except as set forth on Schedule 5.2, there are no Contracts relating to the issuance, sale, or transfer, of any equity securities or other securities of the Management Company.
     5.3 Powers; Consents; Absence of Conflicts with Other Agreements, Etc. Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement and the documents described herein by Seller of the transactions contemplated by this Agreement and documents described herein, as applicable:

     (a) are not in contravention or violation of the terms of the bylaws of Seller, the operating agreement of the Acquired Company, the bylaws of the Management Company or the operating agreement of HHSD; and
     (b) do not require any material Approval or Permit of, or filing or registration with, or other action by, any Governmental Entity to be made or sought by Seller, the Acquired Company, the Management Company or HHSD.
     (c) assuming the Approvals and Permits set forth on Schedule 5.3 are obtained, will not conflict in any material respect with, or result in any violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation, acceleration or augmentation of any obligation or loss of a material benefit under, or result in the creation of any material Encumbrance (other than Permitted Encumbrances) upon the Acquired Company, the Management Company or any of their respective material assets under (i) any Contract or (ii) any Law applicable to the Acquired Company, the Management Company or any of their respective material assets; provided that no representation or warranty is given with respect to consents or approvals required under any Contract to consummate the transactions contemplated under this Agreement.
     5.4 No Outstanding Rights. Except as set forth on Schedule 5.4, there are no outstanding rights (including any rights of first refusal or offer or rights of reverter), options, or Contracts made on Seller’s behalf giving any Person any current or future right to require either Seller or any of its Affiliates or, following the Closing Date, Buyer, to sell or transfer to such Person or to any third party all or any part of the Equity Interest or the Management Interest.
     5.5 Binding Agreement. This Agreement and all documents to which Seller will become a party hereunder are and will constitute the valid and legally binding obligations of Seller and are and will be enforceable against it in accordance with the respective terms hereof or thereof, except as enforceability may be restricted, limited or delayed by applicable bankruptcy or other Laws affecting creditors’ rights generally and except as enforceability may be subject to general principles of equity.
     5.6 Organization and Qualification of the Acquired Company. The Acquired Company is a limited liability company duly organized and in existence under the laws of the State of South Dakota. The Acquired Company is duly qualified to do business, in good standing and authorized to conduct its business in the place and manner now conducted, under all applicable Laws of any Governmental Entity having jurisdiction over the business of the Acquired Company.
     5.7 Business Activities of the Acquired Company. The only business activity conducted by the Acquired Company during the period of its existence has been owning the Management Interest. The Acquired Company has no assets other than the Management Interest.

     5.8 Organization and Qualification of the Management Company. The Management Company is a corporation duly organized and in existence under the laws of the State of North Carolina, provided however, prior to Closing the Management Company will be converted into a North Carolina limited liability company. The Management Company is duly qualified to do business, in good standing and authorized to conduct its business in the place and manner now conducted, under all applicable Laws of any Governmental Entity having jurisdiction over the business of the Management Company.
     5.9 Business Activities of the Management Company. The only business activities conducted by the Management Company during the period of its existence has been owning the Hospital Interest and serving as the manager of HHSD and fulfilling its obligations under the Management Services Agreement between the Management Company and HHSD. The Management Company has no assets other than the Hospital Interest and its rights under the Management Company Contracts.
     5.10 Contracts of the Management Company. Attached hereto as Schedule 5.10 is a list of all Contracts to which the Management Company is a party (the “Management Company Contracts”). Each Management Company Contract is valid and existing (or constitutes a month-to-month Contract under which goods or services are being provided after the expiration of the original term), and the Management Company has duly performed in all material respects its obligations under each Management Company Contract to which it is a party to the extent that such obligations to perform have accrued. Except for any breaches resulting from the failure to obtain the consent or approval of the counterparty thereto related to the transactions contemplated under this Agreement, no material breach or default, alleged material breach or default, or event which would (with the passage of time, notice or both) constitute a material breach or default under any Management Company Contract by the Management Company or, to the knowledge of Seller, and except as set forth on Schedule 5.10, any other party or obligor with respect thereto, has occurred, except to the extent said breach or default would not constitute a Material Adverse Effect.
     5.11 Employees. Neither the Acquired Company nor the Management Company has any employees.
     5.12 Organization and Qualification of HHSD. HHSD is a limited liability company duly organized and in existence under the laws of the State of North Carolina. HHSD is duly qualified to do business, in good standing and authorized to own its properties and conduct its business in the place and manner now conducted, under all applicable Laws of any Governmental Entity having jurisdiction over its business and operations.
     5.13 Financial Information. Schedule 5.13 hereto contains the following financial statements and financial information (collectively, the “Historical Financial Information”):
     (a) unaudited balance sheet of HHSD dated as of September 30, 2009 and as of the Baseline Balance Sheet Date (the “Baseline Balance Sheet”); and

     (b) unaudited statement of operations of HHSD for the twelve-month period ended on September 30, 2009 and for the nine (9) month period ended on the Baseline Balance Sheet Date.
     Except as disclosed on Schedule 5.13, the financial statements included in the Historical Financial Information have been prepared, and the Additional Financial Statements have been and will be prepared, in accordance with GAAP in all material respects, applied on a consistent basis throughout the periods indicated, and HHSD has not changed any accounting policy or methodology in determining the obsolescence of inventory or accrual of bad debt reserves throughout all periods presented. Except as set forth on Schedule 5.13, the balance sheet contained in the Historical Financial Information present fairly, and the balance sheet in the Additional Financial Statements present fairly and will present fairly, in all material respects the financial condition of HHSD, as of the dates indicated thereon, and the respective statements of operations contained in the Historical Financial Information present fairly, and the statements of operations contained in the Additional Financial Statements present fairly and will present fairly, in all material respects the results of operations of HHSD for the periods covered.
     The Acquired Company has no material liabilities or obligations. The Management Company has no material liabilities or obligations other than those arising in the ordinary course of business under the Management Company Contracts.
     5.14 Indebtedness. As of the Closing Date, the Indebtedness of HHSD shall not exceed $27,000,000.
     5.15 Litigation or Proceedings. There is no claim, action, suit, proceeding or investigation pending or, to the knowledge of Seller, threatened in writing against or affecting Seller, the Acquired Company or the Management Company that has or would reasonably be expected to have a material adverse effect on Seller’s ability to perform this Agreement or any aspect of the transactions contemplated hereby.
     5.16 Absence of Changes. Except as set forth in Schedule 5.16, between the Baseline Balance Sheet Date and the date hereof, there has not been any transaction or occurrence in which the Acquired Company or the Management Company has sold, transferred or otherwise disposed of any of its assets which are material to the operation of the Acquired Company or the Management Company, except in the ordinary course of business.
     5.17 Encumbrances. There are no Encumbrances on HHSD’s, the Acquired Company’s or the Management Company’s assets other than the Encumbrances listed on Schedule 5.17 (the “Permitted Encumbrances”).
     5.18 Taxes.
     (a) Since October 1, 2001 to, but not including, the effective date of Conversion, for United States federal income tax purposes, the Management Company has been, and will be, a member of the affiliated group of corporations of which MC is the common parent, and has been, and will be, included in the consolidated federal income tax returns filed by the MC with respect to such group.
     (b) Since the date of its formation on August 11, 2010, for United States federal income tax purposes, the Acquired Company has been a disregarded entity of Seller.
     (c) With respect to tax returns other than federal income taxes, the Acquired Company and the Management Company have timely filed all tax returns of the types described in Schedule 5.18 and has paid all taxes shown as due with respect to such returns.
     (d) There is no contract, plan or arrangement which could obligate the Acquired Company or the Management Company to make any payments to any Person which would not be deductable under Code Sections 280G, 404 or 162.
     (e) At and after the Closing, neither the Acquired Company nor the Management Company shall be a party to any tax allocation, indemnity, sharing or similar agreement with any member of the affiliated group of corporations of which MC is the common parent or any other corporation, or have any liability or obligation under any such agreement.
     (f) Neither Seller, the Acquired Company nor the Management Company is a “foreign person” within the meaning of Code Section 1445(f)(3).
     (g) There is no pending or threatened claim, audit, action, suit, proceeding or investigation against or with respect to taxes due or payable or claimed to be due by the Acquired Company or the Management Company or with respect to any tax returns described in Section 5.18.
     5.19 Statements True and Correct. This Agreement and the Schedules prepared by Seller do not include, as of the date hereof, any untrue statement of a material fact or omit to state any material fact necessary to make the statements made in this Agreement with respect to Seller, the Acquired Company, the Management Company or HHSD not misleading.
     5.20 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 5 (INCLUDING THE SCHEDULES), SELLER MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, AND SELLER HEREBY DISCLAIMS ANY SUCH REPRESENTATION OR WARRANTY WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE 6
COVENANTS OF BUYER
     6.1 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Buyer shall give prompt written notice to Seller of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Buyer contained in this Agreement to be untrue in any material respect and (ii) any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     6.2 Approvals. Between the date of this Agreement and the Closing Date, Buyer will (i) take all reasonable steps to obtain, as promptly as practicable, all Approvals and Permits of any Governmental Entities required of either party to consummate the transactions contemplated by this Agreement and Seller will reasonably cooperate with Buyer in those efforts and (ii) provide such other information and communications to any Governmental Entity as may be reasonably requested.
     6.3 Third-Party Consents. Between the date of this Agreement and the Closing Date, Buyer will take all reasonable steps to obtain, as promptly as practicable, the consent of the counterparties to the Management Company Contracts set forth on Schedule 6.3, which Schedule 6.3 includes all Management Company Contracts for which the consent of the counterparty thereto is required under the terms of such Management Company Contract with respect to the transactions contemplated under this Agreement.
ARTICLE 7
COVENANTS OF SELLER
     7.1 Information.
     (a) Between the date of this Agreement and the Closing Date, to the extent permitted by Law, Seller shall cause the Acquired Company and the Management Company to afford to the authorized representatives and agents of Buyer reasonable access to and the right to inspect the books and records of the Acquired Company and the Management Company, respectively, and to furnish Buyer with such additional financial and operating data and other information as to the business, and access to the assets, of the Acquired Company and the Management Company as Buyer may from time to time reasonably request.
     (b) Notwithstanding the foregoing, Buyer understands that (i) Seller will reasonably establish procedures in order to protect documents and information of the Acquired Company and the Management Company deemed by Seller in good faith to be market sensitive or competitive in nature, (ii) litigation and other materials that are deemed privileged or confidential by Seller will not be made available to Buyer, and (iii) Seller shall not be obligated to generate or produce information in any prescribed format not customarily produced by Seller.
     7.2 Operations. From the date hereof until the Closing Date, except as set forth in Schedule 7.2, Seller shall (unless prior written consent of Buyer is received which will not be unreasonably withheld) use its commercially reasonable efforts to cause the Acquired Company and the Management Company to carry on their respective businesses in substantially the same manner as they had heretofore.
     7.3 Notification of Certain Matters. At any time from the date of this Agreement to the Closing Date, Seller shall give prompt written notice to Buyer of (i) the occurrence, or failure to occur, of any event that has caused any representation or warranty of Seller contained in this Agreement to be untrue in any material respect and (ii) any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Such notice shall provide a reasonably detailed description of the relevant circumstances.
     7.4 Additional Financial Information. Within fifteen (15) days following the end of each calendar month prior to the Closing Date, Seller will deliver to Buyer copies of HHSD’s unaudited balance sheet and the related unaudited statement of operations relating to the Hospital for each month then ended (all such financial statements are referred to herein as the “Additional Financial Statements”).
     7.5 No-Shop Clause. From and after the date of the execution and delivery of this Agreement by Seller until the earlier of Closing or the termination of this Agreement, Seller shall not (and will not permit any Affiliate or any other Person acting for or on behalf of Seller or its Affiliates to), without the prior written consent of Buyer (i) offer for lease or sale the material assets of the Acquired Company or the Management Company (or any material portion thereof) or any of the Equity Interest or the Management Interest (ii) solicit offers to lease or buy all or any material portion of the assets of the Acquired Company or the Management Company or any of the Equity Interest or the Management Interest; (iii) hold discussions with any party (other than Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of the Acquired Company or the Management Company; (iv) enter into any agreement with any party (other than Buyer) with respect to the lease, sale or other disposition of the material assets of the Acquired Company or the Management Company (or any material portion thereof) or the Equity Interest or the Management Interest or with respect to any merger, consolidation or similar transaction involving the Acquired Company or the Management Company; or (v) furnish or cause to be furnished any information with respect to the Acquired Company, the Management Company or their respective assets to any Person that Seller or such Affiliate or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any such acquisition, merger, consolidation, combination or reorganization, provided the foregoing shall not prevent MC or Persons acting for or on its behalf from including any information it deems required by Law in any of its filings with the Securities and Exchange Commission. Nothing in this Section 7.5, however, shall apply to or otherwise restrict any actions, negotiations or agreements in respect of any transaction involving a sale of equity, merger, combination, a sale of all or substantially all of its assets or similar transaction involving MC or its Affiliates and any other Person.
     7.6 Conversion of Management Company. Prior to the Closing, the Management Company will convert into a limited liability company (the “Conversion”) and, upon the Conversion, will be treated as a disregarded entity of Seller for federal income tax purposes.
ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER
     The obligations of Seller hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Seller:
     8.1 Compliance With Covenants. Buyer shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Buyer was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had a material adverse effect on the ability of Buyer to timely consummate the transactions described herein.
     8.2 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Acquired Company shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated.
     8.3 Representations and Warranties. All representations and warranties of Buyer contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and the representations and warranties of Buyer that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date); provided, however, that this condition will be deemed to be satisfied unless any breaches of representations and warranties by Buyer have had a material adverse effect on the ability of Buyer to timely consummate the transactions described herein.
     8.4 Amounts due to MedCath. HHSD shall have paid to MedCath an amount equal to (a) all amounts of management fees and related expenses due from HHSD to MedCath or Management Company, and (b) all amounts of unreimbursed costs and expenses of any type or nature advanced or paid by MedCath or the Management Company on behalf or for the benefit of HHSD, in both cases with respect to the period through and including the Closing Date (collectively, the “Outstanding Expenses”).
     8.5 Approval. MC shall have obtained any approvals of any other members or the board of managers of HHSD, in each case if Seller determines they are applicable.
ARTICLE 9
CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER
     The obligations of Buyer hereunder are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived in writing by Buyer:
     9.1 Compliance with Covenants. Seller shall have in all material respects performed all obligations and complied with all covenants and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date; provided that this condition will be deemed to be satisfied unless both (i) Seller was given written notice of such failure to perform or comply and did not or could not cure such failure to perform or comply within fifteen (15) days after receipt of such notice and (ii) the respects in which such covenants and obligations have not been performed have had or are reasonably likely to have a Material Adverse Effect.
     9.2 Pre-Closing Confirmations. Buyer shall have obtained reasonable assurances that following Closing, Buyer will receive all required Approvals and Permits from all Governmental Entities whose approval is required to consummate the transactions herein contemplated, except for any such Approvals and Permits the failure of which to obtain would not have or be reasonably likely to have a material adverse effect on Buyer or the Equity Interest.
     9.3 Action/Proceeding. No court or any other Governmental Entity shall have issued an order restraining or prohibiting the transactions herein contemplated; and no Governmental Entity with jurisdiction over the Acquired Company shall have commenced or threatened in writing to commence any action or suit before any court of competent jurisdiction or other Governmental Entity that seeks to restrain or prohibit the consummation of the transactions herein contemplated or otherwise seeks a remedy which would materially and adversely affect the ability of Buyer to purchase or own the Equity Interest.
     9.4 Representations and Warranties. All representations and warranties of Seller contained in this Agreement that are qualified by any type of materiality standard shall be true in all respects, and all other representations and warranties of Seller that are not so qualified shall be true in all material respects, when made and as of the Closing Date, as though such representations and warranties had been made as of the Closing Date (unless made only as of a specific date in which case they shall be true as of such date); provided, however, that this condition will deemed to be satisfied unless any breaches of such representations or warranties individually or in the aggregate have had or are reasonably likely to have a Material Adverse Effect. In the event that there are breaches of representations and warranties made by Seller hereunder that have not had or are not reasonably likely to have a Material Adverse Effect (i) Buyer shall not be excused from performance hereunder as a result of such breaches and shall be obligated to complete the transaction described herein, and (ii) Buyer shall not assert the breach of such representations and warranties as a basis for not consummating the transaction contemplated by this Agreement. The sole remedy of Buyer for breaches of representations and warranties that constitute a Material Adverse Effect is set forth in Section 10.1(a).
     9.5 Transition Services Agreement. Buyer and Seller shall have entered into the Transition Services Agreement.
ARTICLE 10
ADDITIONAL AGREEMENTS
     10.1. Termination Prior to Closing.
     (a) Notwithstanding anything in this Agreement to the contrary, this Agreement and the transactions contemplated by this Agreement may not be terminated, except prior to Closing as follows:
     (i) by mutual consent in writing of Seller and Buyer;
     (ii) by Buyer or Seller at any time after November 30, 2010 (the “Outside Date”), if the Closing has not occurred by such date; provided, that the right to terminate this Agreement under this Section 10.1(a)(ii) is not available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date;
     (iii) by Seller if Buyer breaches in any material respect any of the representations, warranties, covenants or other agreements of Buyer contained in this Agreement, which would give rise to the failure of a condition set forth in Section 8.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Seller to Buyer specifying such breach;
     (iv) by Buyer if Seller breaches in any material respect any of the representations, warranties, covenants or other agreements of Seller contained in this Agreement, which would give rise to the failure of a condition set forth in Section 9.1, which breach cannot be or has not been cured within fifteen (15) days after the giving of written notice by Buyer to Seller specifying such breach; or
     (v) by Buyer or Seller, if any court or any other Governmental Entity issues an order restraining or prohibiting such party from consummating the sale and purchase of the Equity Interest as provided herein and such order becomes final and non-appealable.

     (b) In the event that this Agreement is terminated pursuant to Section 10.1(a), all further obligations of the parties under this Agreement shall terminate without further liability of any party to another; provided that nothing in this Section 10.1 shall relieve Seller or Buyer of any liability for an intentional breach of any covenant in this Agreement prior to the date of termination, which liability shall be subject to the limitations set forth in Article 11 of this Agreement, and the parties shall be entitled to seek the remedy of specific performance as set forth in Section 11.3. Notwithstanding anything in this Section 10.1, or any other Section of this Agreement, to the contrary, in no event shall Seller have any liability to Buyer, and Buyer shall have no claim against Seller, for damages of any type or nature arising from any violation or breach of any representations or warranties made by Seller to Buyer in this Agreement.
     10.2 Buyer Preservation and Seller Access to Records after the Closing.
     (a) After the Closing, Buyer shall keep and preserve in their original form all medical and other records of the Hospital existing as of the Closing for such period as required by applicable Law. For purposes of this Agreement, the term “records” includes all documents, electronic data and other compilations of information in any form. Buyer acknowledges that as a result of entering into this Agreement and operating the Hospital it and its Affiliates will gain access to patient and other information which is subject to rules and regulations regarding confidentiality. Buyer shall abide by any such rules and regulations relating to the confidential information that it acquires. Buyer shall maintain the patient records held at the Hospital after Closing in accordance with applicable Law (including, if applicable, Section 1861(v)(i)(I) of the Social Security Act (42 U.S.C. § 1395(V)(1)(i)), and requirements of relevant insurance carriers, all in a manner consistent with the maintenance of patient records generated at the Hospital after Closing. Upon reasonable notice, during normal business hours and upon the receipt by Buyer of appropriate consents and authorizations, Buyer shall afford to representatives of Seller, including its counsel and accountants, full and complete access to, and the right to make copies of, the records of the Hospital including providing a reasonable location within the Hospital to conduct its review of such records. In addition, Seller shall be entitled to remove from the Hospital any such patient records, but only for purposes of pending litigation involving a patient to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any patient records so removed from the Hospital shall be promptly returned to Buyer following its use by Seller.
     (b) Buyer shall reasonably cooperate with MedCath, Seller, the Acquired Company, the Management Company and their insurance carriers in connection with the defense of claims made by third parties against MedCath, Seller, the Acquired Company, or the Management Company in respect of alleged events occurring while the Management Company operated the Hospital; provided, Seller shall reimburse Buyer its reasonable and documented out-of-pocket third-party expenses incurred in providing such cooperation. Such cooperation shall include, without limitation, making all of Buyer’s employees reasonably available for interviews, depositions, hearings and trial; and making all of Buyer’s employees reasonably available to assist in the securing and giving of evidence and in obtaining the presence and cooperation of witnesses, all of which shall be done without payment of any fees to Buyer or its employees or the payment of any of Buyer’s internal expenses; provided, however, that Seller shall pay all reasonable and documented out-of-pocket third-party expenses incurred by such employees (including for travel). In addition, Seller shall be entitled to remove from the Hospital any records, but only for purposes of pending litigation involving the Person to whom such records refer, as certified in writing prior to removal by counsel retained by Seller in connection with such litigation. Any records so removed from the Hospital shall be promptly returned to Buyer following their use by Seller.
     10.3 Reproduction of Documents. This Agreement and all documents relating hereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) the documents delivered at the Closing, and (iii) financial statements, certificates and other information previously or hereafter furnished to Seller or Buyer, may, subject to the provisions of Section 12.8, be reproduced by Seller and by Buyer by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process and Seller and Buyer may destroy any original documents so reproduced. Seller and Buyer agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial, arbitral or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by Seller or Buyer in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
     10.4 Tax Matters. Seller shall cause MC to pay all income taxes due with respect to the ownership and operation of the Management Company for the period ending on the Closing Date. In this regard, Buyer and Seller agree that:
     (a) the income or loss (and items thereof) of the Management Company which arises from the ownership of the Hospital Interest shall be apportioned between the taxable period ending on the Closing Date and the taxable period commencing on the day immediately following the Closing Date, based on the number of days during the fiscal year of HHSD that each owned the Hospital Interest; and
     (b) all other income or loss of the Management Company shall be based on a deemed closing of the books and records of the Management Company at the end of the date of the Closing. If the Closing occurs on the last day of a calendar month, Seller shall, to the extent appropriate, cause MC to allocate income between it and Buyer, and to file its tax returns based on the information obtained from the normal month end closing of the books of the Management Company. If the Closing occurs on a day other than the last day of a calendar month, Seller shall cause MC to use the information (to the extent appropriate) from normal month end closing of the books by the Management Company for the previous calendar month and adopt a reasonable method of allocating the income of the calendar month of the Closing between it and Buyer. Seller agrees to inform Buyer of the allocation of such other income or loss of the Management Company for the period ending on the date of the Closing and Buyer agrees that it will file any tax returns it and its affiliates may file consistent with such allocation of income or loss.

     10.5 Consented Assignment and Permits. Seller and Buyer shall be responsible for obtaining any and all necessary consents or approvals from counterparties to the Management Company Contracts and any and all Permits and Approvals necessary or desirable in connection with the transactions contemplated hereby. Further, at the request of Buyer, Seller will cooperate in any reasonable arrangement with Buyer designed to provide for Buyer the benefits and obligations under any such Management Company Contract, including enforcement of any and all rights of Seller against the other party or parties thereto arising out of the breach or cancellation by such other party or otherwise.
     10.6 Transition Services Agreement. As of Closing, MedCath and Buyer or its Affiliate will execute and deliver the Transition Services Agreement (“Transition Services Agreement”), in the form attached hereto as Exhibit A and incorporated herein by reference.
     10.7 Insurance. As of the Effective Time, Seller shall cause each of the Acquired Company, the Management Company and HHSD to be removed as either a named insured or beneficiary under each of the insurance policies listed on Schedule 10.7 and Buyer shall obtain, or cause the Acquired Company, the Management Company and HHSD to obtain, any and all insurance policies necessary to cover the ownership and operation of the Acquired Company, the Management Company, HHSD and the Hospital.
     10.8 Cessation of Contractual Benefits and Withdrawal from MC Employee Benefit Plans. As of the Effective Time, Buyer, the Acquired Company, the Management Company and HHSD shall no longer receive benefits (or have any obligations) arising out of certain Contracts between (a) MedCath, MC, their Affiliates and/or HHSD and (b) certain third parties. Such Contracts that are material to HHSD are all (i) group Contracts entered into by MedCath or MC for the benefit of HHSD and one or more Affiliates of MedCath, (ii) Contracts between HHSD, MedCath or an Affiliate of MedCath and any managed care organization, health maintenance organization, insurer or similar third party payor, entered into for the benefit of HHSD, and (iii) Contracts listed on Schedule 10.8(a). As of the Effective Time, the Management Company and HHSD shall withdraw from and cease to be participating employers under the employee benefit plans listed on Schedule 10.8(b) (the “MC Plans”), and (ii) the employees of the Management Company and HHSD shall cease to accrue further benefits and shall cease to be active participants under the MC Plans.
     10.9 Payment of Additional Outstanding Expenses. To the extent any Outstanding Expenses are not known or paid as of the Closing Date under Section 8.4, then Buyer shall cause all such amounts to be promptly paid to MedCath after Closing upon MedCath’s request therefor accompanied by reasonable supporting documentation.

ARTICLE 11
REMEDIES; LIMITATION ON DAMAGES
     11.1 No Survival Period. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Buyer or Seller based upon, directly or indirectly, any of the representations or warranties contained in this Agreement at any time or any agreements contained in Article 6 or Article 7 after the Closing or any termination of this Agreement.
     11.2 Identified Liabilities; Limitation on Damages.
     (a) Subject to the limitations set forth in this Article 11, nothing in this Agreement shall limit the right of Buyer to seek to recover damages from Seller if, but only if, Buyer incurs damages due to Seller’s failure to pay, or cause to be paid, Identified Liabilities.
     (b) NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT, NO PARTY TO THIS AGREEMENT (OR ANY OF ITS AFFILIATES) SHALL, IN ANY EVENT, BE LIABLE TO THE OTHER PARTY (OR ANY OF ITS AFFILIATES) FOR SPECIAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, COSTS, EXPENSES, CHARGES OR CLAIMS.
     11.3 Specific Performance. Notwithstanding the right of each party to terminate this Agreement pursuant to Section 10.1(a), in the event of a breach by either party of its obligation to consummate the transactions contemplated by this Agreement or a breach by either party of a covenant prior to or following the Closing, the non-breaching party shall be entitled to specific performance to force the breaching party to consummate the transactions contemplated by this Agreement or to enforce the covenant, such relief to be without the necessity of posting a bond, cash or otherwise (unless required by applicable Law).
ARTICLE 12
GENERAL
     12.1 Consents, Approvals and Discretion. Except as herein expressly provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld, conditioned or delayed and such discretion shall be reasonably exercised.
     12.2 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce or interpret any provision of this Agreement by judicial or arbitral means, the prevailing party will be entitled to recover such legal expenses, including attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

     12.3 Choice of Law; Arbitration; Damages.
     (a) The parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of North Carolina without giving effect to any choice or conflict of law provision or rule thereof.
     (b) Except as specifically provided for elsewhere in this Agreement, all disagreements, disputes, claims or controversies whatsoever arising out of or in connection with this Agreement or the transactions contemplated by this Agreement shall be subject to binding arbitration by a panel of three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association (“AAA”), then pertaining. The forum for any arbitration shall be Charlotte, North Carolina. Recognition and enforcement of any award rendered in such arbitration may be sought in any court of competent jurisdiction. The prevailing party in any arbitration proceeding hereunder as determined by the arbitrators or in any legal proceedings or actions arising from or in connection with this Agreement shall be entitled to recover reasonable attorneys’ fees and costs. Nothing herein shall prohibit a party from seeking equitable relief in a court of law to maintain the status quo while an arbitration is pending hereunder. Arbitration conducted pursuant to this Agreement will be confidential. The parties agree that the arbitrators shall have no authority to award any consequential, punitive, incidental, or special damages, including lost profits, loss of future revenue or income, or loss of business reputation or opportunity and other damages that are not measured by the prevailing party’s actual damages except to the extent that any such consequential damages or lost profits are the proximate result of the issue being arbitrated and the harm is reasonably foreseeable as of the date hereof. Nothing in this Section 12.3 shall prevent the parties from agreeing to substitute mediation for arbitration.
     12.4 Benefit; Assignment. Subject to provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No party may assign this Agreement without the prior written consent of the other party; provided, however, that a party hereto may assign its interest (or a portion thereof) in this Agreement to an Affiliate, but, in such event, the assignor shall be required to remain obligated hereunder in the same manner as if such assignment had not been effected.
     12.5 Effective Time; Accounting Date. The transactions contemplated hereby shall be effective for accounting purposes as of 12:01 a.m. (the “Effective Time”) on the calendar day immediately following the Closing Date, unless otherwise agreed in writing by Buyer and Seller. The parties will use commercially reasonable efforts to cause the Closing to be effective as of a month end.
     12.6 No Brokerage. Buyer and Seller represent to each other that no broker has in any way been contracted in connection with the transactions contemplated hereby other than Seller’s or an Affiliate of Seller’s engagement of Navigant Capital Advisors, LLC, the fees and expenses of which shall be borne solely by Seller or its Affiliate. Each of Buyer and Seller agree to indemnify the other party from and against all loss, cost, damage or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.
     12.7 Cost of Transaction. Whether or not the transactions contemplated hereby shall be consummated and except as otherwise provided herein, the parties agree as follows:
     (a) Except as provided otherwise elsewhere herein, Buyer will pay the fees, expenses and disbursements of Buyer and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto; and
     (b) Except as provided otherwise elsewhere herein, Seller shall pay the fees, expenses and disbursements of Seller and its agents, representatives, accountants, and counsel incurred in connection with the subject matter hereof and any amendments hereto.
     12.8 Confidentiality. The Confidentiality Agreement, dated as of April 26, 2010 (the “Confidentiality Agreement”), between Buyer and MedCath shall remain in full force and effect. It is understood by the parties hereto that the information, documents and instruments delivered to Seller by Buyer or the agents of Buyer and the information, documents and instruments delivered to Buyer by Seller or Seller’s agents are of a confidential and proprietary nature. Each of the parties hereto agrees that both prior and subsequent to Closing it will maintain the confidentiality of all such confidential information, documents or instruments delivered to it by the other party hereto or its agents in connection with the negotiation of this Agreement or in compliance with the terms, conditions and covenants hereof and only disclose such information, documents and instruments to its duly authorized officers, directors, representatives and agents unless (i) compelled to disclose by judicial or administrative process (including, without limitation, in connection with obtaining the necessary Approvals of this Agreement and the transactions contemplated hereby) or by other requirements of Law or (ii) disclosed in an action or proceeding brought by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder; provided, however, that the parties hereto shall not disclose any confidential information not required to be disclosed as part of such permitted disclosure. Each of the parties hereto further agrees that if the transactions contemplated hereby are not consummated, it will return all such documents and instruments and all copies thereof in its possession to the other party to this Agreement. Each of the parties hereto recognizes that any breach of this Section 12.8 would result in irreparable harm to the other party to this Agreement and its Affiliates and that therefore the non-breaching party shall be entitled to an injunction to prohibit any such breach or anticipated breach, without the necessity of posting a bond, cash or otherwise, in addition to all of their other legal and equitable remedies. Nothing in this Section 12.8, however, shall prohibit the use of such confidential information, documents or information for the purpose of securing financing to either party to effect the purchase and sale of the Equity Interest hereunder or such governmental filings as in the mutual opinion of Seller’s counsel and counsel for Buyer are (i) required by Law or (ii) otherwise appropriate. Also, this Section 12.8 shall not prohibit the disclosure by either party of any information, instruments or documents that are required to be filed with Governmental Entities by or under applicable securities related Laws.

     12.9 Press Release. Except as required by Law, at all times at or before Closing, neither Buyer nor Seller will issue any report, statement or release to the public with respect to this Agreement and the transactions contemplated hereby without the prior written approval of the other party hereto of the text of any such public report, statement or release. Buyer acknowledges that MC will file one or more Forms 8-K with the Securities and Exchange Commission in connection with the transactions contemplated by this Agreement.
     12.10 Waiver of Breach. The waiver by either party of breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or other provision hereof.
     12.11 Notice. Any notice, demand or communication required, permitted, or desired to be given hereunder shall be deemed effectively given when personally delivered, when received by telegraphic or other electronic means (including facsimile transmission) or overnight courier, or five (5) days after being deposited in the United States mail, with postage prepaid thereon, certified or registered mail, return receipt requested, addressed as follows:

If to Buyer:	Avera McKennan 800 East 21st Street Sioux Falls, SD 57117
Attention: President and CEO
Facsimile: (605) 322 - 7822

with copies to:	General Counsel
Avera Health
PO Box 38
Yankton, SD 57078
Facsimile: (605) 322-7054

If to Seller:	MedCath Corporation
10720 Sikes Place, Suite 300
Charlotte, NC 28277
Attention: Chief Financial Officer
Facsimile: (704) 708-5035

with a copy to:	Moore and Van Allen PLLC
100 North Tryon Street
Suite 4700
Charlotte, NC 28202
Attention: Hal A. Levinson, Esq.
Facsimile: (704) 331-1159
or to such other address, and to the attention of such other Person or officer as any party may designate.

     12.12 Severability. In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, and if the rights of Buyer and Seller under this Agreement will not be materially or adversely affected thereby, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if the illegal, invalid or unenforceable provision had never compromised a part hereof; (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (iv) in lieu of the illegal, invalid or unenforceable provision, there will be added automatically as a part of this agreement a legal, valid and enforceable provision as similar in terms to the illegal, invalid or unenforceable provision as may be possible.
     12.13 No Inferences. Inasmuch as this Agreement is the result of negotiations between sophisticated parties of equal bargaining power represented by counsel, no inference in favor of, or against, either party shall be drawn from the fact that any portion of this Agreement has been drafted by or on behalf of such party.
     12.14 Divisions and Headings of this Agreement. The divisions of this Agreement into articles, sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.
     12.15 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Seller and Buyer and their respective permitted successors or assigns, and it is not the intention of the parties to confer, and this Agreement shall not confer, third-party beneficiary rights upon any other Person.
     12.16 Tax Advice and Reliance. Except as expressly provided in this Agreement, neither of the parties (nor the parties’ respective counsel, accountants or other representatives) has made or is making any representations to the other party (or to the other party’s counsel, accountants or other representatives) concerning the consequences of the transactions contemplated hereby under applicable tax related Laws. Each party has relied solely upon the tax advice of its own employees or of representatives engaged by such party and not on any such advice provided by any other party hereto.
     12.17 Entire Agreement; Amendment. This Agreement supersedes all previous Contracts (other than the Confidentiality Agreement) and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties representing the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statement or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by all parties hereto.

     12.18 Knowledge. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made “to its knowledge” or words of similar intent or effect of any party or its representative, such person shall make such statement only if such facts and other information which, as of the date the representation is given, are actually known to the party making such statement, which, with respect to Buyer and Seller means the actual knowledge of their respective officers (or their respective Affiliate’s officers) listed on Schedule 12.18.
     12.19 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The facsimile signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein or a PDF copy of the signature of any party to this Agreement or any Contract delivered in connection with the consummation of the transactions described herein delivered by electronic mail for purposes of execution or otherwise, is to be considered to have the same binding effect as the delivery of an original signature on an original Contract.
     12.20 Right to Take Certain Action. Notwithstanding anything in this Agreement to the contrary, nothing shall prevent or limit, and Buyer shall not take actions to prevent or limit, (a) Seller at any time after the Effective Time from being dissolved or liquidated, making payments to its creditors or distributions to its shareholders otherwise terminating its respective existences and/or taking any other action, in each case, as permitted by applicable state law, or (b) MC and its Affiliates from engaging in or agreeing to a Change in Control Transaction or making payments to its creditors or distributions to its stockholders at any time or, after the Effective Time, from being dissolved or liquidated, and/ or otherwise terminating its existence, in each case, as permitted by the General Corporation Law of Delaware.

     IN WITNESS WHEREOF, the parties hereto have caused this Equity Purchase Agreement to be executed in multiple originals by their authorized officers, all as of the date and year first above written.

BUYER:	AVERA MCKENNAN
	By:	/s/ Fred Slunecka
		Name:	Fred Slunecka
		Title:	Regional Presidet

SELLER:	SFHM, INC.
	By:	/s/ James A. Parker
		Name:	James A. Parker
		Title:	EVP and Chief Financial Officer